EXHIBIT 99.1

PENN NATIONAL GAMING COMPLETES ACQUISITION OF PINNACLE ENTERTAINMENT

Accretive Transaction Creates North America’s Largest

And Most Diversified Regional Gaming Operator

Wyomissing, Penn., (October 15, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that it completed its previously announced acquisition of Pinnacle Entertainment, Inc. (PNK: Nasdaq) (“Pinnacle”) as well as the related divestitures to Boyd Gaming Corporation (BYD: NYSE) (“Boyd”) and the real estate transactions with Gaming and Leisure Properties, Inc. (GLPI: Nasdaq) (“GLPI”).

The transaction further enhances Penn National’s position as North America’s leading regional gaming operator, with 40 facilities in 18 jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, and West Virginia.  In aggregate, Penn National will now operate more than 49,000 gaming machines, 1,200 table games and nearly 9,000 hotel rooms, and employ more than 30,000 team members.  The acquisition is expected to be accretive to Penn National’s free cash flow per share in the first year after closing with approximately $100 million in expected annual run-rate cost synergies and excluding one-time transaction costs.

Timothy J. Wilmott, Chief Executive Officer of Penn National, commented, “Our acquisition of Pinnacle Entertainment marks a significant milestone in Penn National’s 24-year history of growth as a public company, which has been predicated on our unwavering commitment to deliver exceptional entertainment to customers, support for the local communities where we operate and enhancement of value for our shareholders.

“As the industry leader, Penn National is poised for continued growth with a portfolio of premiere gaming facilities and more than five million active customers in its player rewards database.  With the expected incremental free cash flow to be generated from our expanded base of operations, we believe we are well positioned to reduce leverage, evaluate additional accretive strategic growth investments and opportunistically return capital to shareholders.

“We are pleased to welcome Pinnacle’s team members to Penn National. Our operating teams consistently deliver best-in-market gaming, entertainment and dining experiences for our customers.  We expect to realize approximately $100 million in cost-related synergies and expect to generate further revenue synergies through efforts such as monetizing our database; cross marketing our properties; sports wagering; and further leveraging our social gaming platform.”

TRANSACTION SUMMARY

Penn National acquired all of the outstanding shares of Pinnacle through a public company merger for consideration of $20.00 in cash and 0.42 shares of Penn National common stock for each Pinnacle share. In connection with the transaction, Boyd Gaming purchased Pinnacle’s gaming operations at Ameristar Kansas City and Ameristar St. Charles in Missouri; Belterra Casino Resort in Indiana; and Belterra Park in Ohio, for approximately $563.5 million in cash, subject to certain customary closing adjustments.

In addition, GLPI, a landlord for Penn National and Pinnacle under respective master lease agreements, agreed to amend the terms of the Pinnacle master lease to permit the divestiture of the three Pinnacle properties included in the lease. In connection with the principal transaction, other notable agreements resulted in:

•                 The sale and leaseback of the real estate associated with Penn National’s Plainridge Park Casino in Massachusetts for $250 million, which was added to the Pinnacle master lease assumed by Penn National.

•                 The sale of the real estate associated with Pinnacle’s Belterra Park to an affiliate of Boyd for approximately $57.7 million through funding provided by GLPI to Boyd.

•                 An amendment to the terms of the Pinnacle master lease to reflect (i) additional annual fixed rent of $25 million in respect of the Plainridge sale leaseback described above and (ii) a $13.9 million increase in annual rent, which will approximate a rent coverage ratio of 1.8x prior to any anticipated synergies (after adjusting for the divestiture of the facilities acquired by Boyd and the Plainridge transaction).

•                 GLPI and Boyd entered into a master lease agreement for the three divested facilities that were previously part of the Pinnacle master lease, pursuant to which Boyd leases the divested real property from GLPI.

Concurrent with the closing of the transaction, Penn National entered into an incremental joinder to its existing credit agreement that provides for a $430.2 million senior secured term loan A facility and a $1.1 billion senior secured term loan B facility.  The proceeds of these new credit facilities were used to pay the merger consideration, repay certain existing indebtedness of Penn and Pinnacle and to pay related fees and expenses.

Goldman, Sachs & Co. LLC acted as financial advisor with assistance from Merrill Lynch Pierce Fenner & Smith Incorporated and Wachtell, Lipton, Rosen & Katz acted as legal advisor to Penn National in connection with the transaction. J.P. Morgan acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Pinnacle in connection with the transaction.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. Reflecting the recent completion of the Pinnacle Entertainment transaction the Company now operates 40 facilities in 18 jurisdictions.  In total, Penn National facilities feature approximately 49,000 gaming machines, 1,200 table games and approximately 9,000 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward-Looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the transaction, Penn’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including:  risks related to the integration of the businesses and assets acquired; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; risks associated with increased leverage from the transaction; and other factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn.  Penn undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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